Exhibit 99.3

LETTERHEAD OF ALLEN & COMPANY LLC

The Board of Directors

Centene Corporation

7700 Forsyth Boulevard

St. Louis, Missouri 63105

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 1, 2015, to the Board of Directors of Centene Corporation (“Centene”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinions of Centene’s Financial Advisors — Allen & Company LLC” and “THE MERGER — Opinions of Centene’s Financial Advisors — Allen & Company LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving Centene and Health Net, Inc. (“Health Net”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Centene (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC
ALLEN & COMPANY LLC

August 18, 2015